EXHIBIT 4.124


                               DALE GOLD PROPERTY


This Agreement is dated for reference the 7th day of February 2007

BETWEEN:

                  FREDERICK ROSS                                     (as to 25%)
                  958 Park Avenue
                  Timmins, Ontario  P4N 7K9
                  Tel:  (705) 267-1791

                  GARRY WINDSOR                                      (as to 25%)
                  756 McClinton Drive
                  Timmins, Ontario  P4N 4P8
                  Tel:  (705) 268-0095

                  BRUCE DURHAM                                       (as to 25%)
                  1176 Delnite Road
                  Timmins, Ontario  P4N 7J6
                  Tel:  (705) 264-2144

                  CHARLES HARTLEY                                    (as to 25%)
                  B-95, Balsam Street North
                  Timmins, Ontario  P4N 6G6
                  Tel:  (705) 267-3801

                  (hereinafter referred to collectively as the "Optionors")

                                                               OF THE FIRST PART

AND:

                  AMADOR GOLD CORP.
                  #711 - 675 West Hastings Street
                  Vancouver, British Columbia  V6B 1N2

                  (hereinafter referred to as the "Optionee")

                                                              OF THE SECOND PART

WITNESSES THAT WHEREAS Optionors are the recorded and beneficial owners of a 100% legal and beneficial interest in and to certain mining claims situated in Ontario, more particularly described in Schedule "A" attached hereto (collectively the "Property");

AND WHEREAS the Optionors desire to grant and the Optionee is desirous of obtaining an option to acquire a 100% undivided interest in and to the Property upon terms and subject to the conditions herein contained.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

1.       GRANT OF OPTION

The Optionors grant to the Optionee the sole, exclusive and irrevocable right and option (the "Option") to acquire an undivided 100% right, title and interest in and to the Property, in accordance with the terms of this Agreement.

2.       OPTION ONLY

This is an option only and except as specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments hereunder and any act or acts, or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment. If the Option is terminated before the Option is exercised, the Optionee shall not be bound thereafter in debt, damages or otherwise under this Agreement, except as provided for in this Agreement, and all payments theretofore paid by the Optionee shall be retained by the Optionors for their own use absolutely.

3.       TERMS OF THE OPTION

In order to maintain the Option in good standing and earn 100% right, title and undivided interest in and to the Property the Optionee, subject to paragraph 2, shall:

         (a) pay to Frederick Ross $5,000 for staking fees, upon receipt of regulatory approval;

         (b) pay to the Optionors a fee of $10,000 upon receipt of regulatory approval;

         (c) pay to the Optionors a further $15,000 on or before the date which is 12 months from the date of regulatory approval;

         (d) pay to the Optionors a further $25,000 on or before the date which is 24 months from the date of regulatory approval;

         (e) issue to the Optionors 75,000 common shares of the Optionee upon receipt of regulatory approval;

         (f) issue to the Optionors a further 75,000 common shares of the Optionee on the date which is 12 months from the receipt of regulatory approval; and

         (g) issue to the Optionors a further 150,000 common shares of the Optionee on the date which is 24 months from the receipt of regulatory approval.

4.       EXERCISE OF THE OPTION

If the Optionee has paid $5,000 to Frederick Ross, paid $50,000 to the Optionors and issued 300,000 common shares of the Optionee to the Optionors, the Optionee shall be deemed to have exercised the Option and will have acquired an undivided 100% right, title and interest in and to the Property, subject only to the Royalty Interest reserved to the Optionors pursuant to paragraph 6 hereof.

5.       OPERATOR

During the term of the Option, the Optionee shall be the operator for purposes of developing and executing exploration programs.

6.       ROYALTY INTEREST

The Optionors shall be entitled to receive and the Optionee shall pay to the Optionors a royalty equal to 2% of the net smelter returns (the "Royalty Interest") calculated and payable from the Property in accordance with the provisions of Schedule "B" attached hereto.

The Optionee may at any time purchase half of the Royalty Interest from the Optionors for $1,000,000, thereby leaving the Optionors with a 1% Royalty Interest.

7.       RIGHT OF ENTRY

During the currency of the Option the Optionee and its employees, agents and any person duly authorized by the Optionors shall have the sole and exclusive right to:

         (a)      enter in, under and upon the Property;

         (b) have exclusive and quiet possession thereof subject to the rights of the Optionors hereunder;

         (c) do such prospecting, exploration, development or other mining work thereon and thereunder as the Optionee in its sole discretion may consider desirable;

         (d) bring upon and erect upon the Property such mining facilities as the Optionee may consider advisable; and

         (e) remove from the Property and dispose of reasonable quantities of ores, minerals and metals for the purposes of sampling, obtaining assays or making other tests.

8.       NOTICE OF DEFAULT AND TERMINATION BY OPTIONORS

If the Optionee should be in default in making any payments or performing any other of its obligations hereunder, the Optionors may give written notice to the Optionee specifying the default. The Optionee shall not lose any rights granted under this Agreement so long as, within thirty (30) days after the giving of such notice of default by the Optionors, the Optionee shall cure the specified default. If the Optionee fails to cure the default within the thirty (30) day period, this Agreement shall terminate. Upon termination of this Agreement by the Optionors, the provisions of the paragraph in this Agreement entitled "Termination Prior to Acquisition of Interest" shall apply.

9.       NO PRODUCTION OBLIGATION

The Optionee shall be under no obligation whatsoever to place the Property into production.

10.      EXCLUSION OF PROPERTY

The Optionee shall have the right at any time and from time to time to elect to exclude from this Agreement any portion of the Property by not less than thirty
(30) days prior written notice to the Optionors of this election; provided that any portion of the Property so excluded shall be in good standing, free and clear of all liens, charges and encumbrances, and provided further that the Optionee, if requested by the Optionors in writing, shall deliver to the Optionors recorded transfers of any mineral claims and other property interests which are included in the portion of the Property so excluded in favour of the Optionors. Upon termination of a portion of the Property, the terminated portion of the Property shall be subject to the provisions of the paragraph in this Agreement entitled "Termination Prior to Acquisition of Interest".

11.      COVENANTS OF THE OPTIONEE

During the currency of this Agreement, the Optionee shall:

         (a) keep the Property in good standing by doing and filing of all assessment work or by making payments in lieu thereof, and by the doing all other acts and things and making all other payments which may be necessary in that regard;

         (b) permit the Optionors, or their representative, duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times and to all records prepared by the Optionee in connection with work done or with respect to the Property, provided the Optionors shall not, without the prior written consent of the Optionee, such consent not to be unreasonably withheld, disclose any information obtained by it or communicated to it, to any third party except as may be required by regulatory bodies having jurisdiction over it; and

         (c) conduct all work on or with respect to the Property in a careful and workmanlike manner and in compliance with the applicable laws of the jurisdiction in which the Property is located and indemnify and save the Optionors harmless from any and all claims, suits or actions made or brought against the Optionors as a result of work done by the Optionee on or with respect to the Property.

12.      COVENANTS OF THE OPTIONORS

During the currency of this Agreement, the Optionors covenants and agrees with the Optionee to:

         (a) not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of the Optionee hereunder;

         (b) make available to the Optionee and its representatives all records and files relating to the Property in its possession and permit the Optionee and its representatives to take abstracts therefrom and make copies thereof;

         (c) co-operate with the Optionee in obtaining any water appropriation license, surface licenses and any other rights or licenses on or related to the Property, the Optionee deems necessary or desirable; and

         (d) promptly provide the Optionee with any and all notices and correspondence from government or regulatory agencies in respect of the Property.

13.      REPRESENTATIONS AND WARRANTIES OF THE OPTIONORS

The Optionors hereby represents and warrants to the Optionee that:

         (a) the Optionors is the legal and beneficial owner of the Property;

         (b) the Property consists of those mining claims more particularly described in Schedule "A", all of which were duly and validly located and recorded in accordance with the applicable laws of Ontario and are valid and subsisting as of the date of execution and delivery of this Agreement;

         (c) the Property is in good standing, free and clear of all liens, charges and encumbrances;

         (d) there are no pending or threatened actions, suits, claims or proceedings regarding the Property; and

         (e) the Optionors has the exclusive right and authority to enter into this Agreement and to dispose of the Property in accordance with the terms hereof, and that no other person, firm or corporation has any proprietary or other interest in the same.

The representations and warranties of the Optionors herein before set out, form a part of this Agreement and are conditions upon which the Optionee has relied on in entering into this Agreement and shall survive the exercise of the Option by the Optionee. The Optionors shall indemnify and save the Optionee harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition contained in this Agreement. The Optionors acknowledges and agrees that the Optionee has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to the Optionee or its officers, directors or professional advisors shall limit or extinguish the right to indemnity hereunder. The Optionee may deduct the amount of any such loss or damage from any amounts payable by it to the Optionors hereunder.

14.      TERMINATION PRIOR TO ACQUISITION OF INTEREST

If the Option is terminated, or if this Agreement is terminated prior to the exercise of the Option by the Optionee, the Optionee shall return to the Optionors forthwith exclusive and quiet possession of the Property, in good standing, and free and clear of all liens, charges and encumbrances for a period of one year.

15.      ADDITIONAL TERMINATION

In addition to any other termination provisions contained in this Agreement, the Optionee shall at any time have the right to terminate its rights and future obligations under this Agreement by giving notice in writing of such termination to the Optionors, and in the event of such termination, the Optionee shall not earn any interest in the Property, and this Agreement, save and except for the provisions of the paragraph in this Agreement entitled "Termination Prior to Acquisition of Interest" hereof, shall be of no further force and effect.

16.      FORCE MAJEURE

If the Optionee is prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of the Optionee, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay. The Optionee, insofar as is possible, shall promptly give written notice to the Optionors of the particulars of the reasons for any prevention or delay under this paragraph, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to the Optionors as soon as such cause ceases to subsist.

17.      NOTICE

Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered or if mailed by registered mail in Canada, (save and except during the period of any interruption in the normal postal service within Canada) or sent by facsimile transfer to either party at the addresses first set out above and any notice given as aforesaid shall be deemed to have been given, if delivered or sent by facsimile transfer, when delivered or faxed, or if by mail, on the third business day after the date sent by mail . Either party may from time to time by notice in writing change its address for the purpose of this paragraph.

18.      FURTHER ASSURANCES

The parties hereto agree to execute all such further or other assurances and documents and to do or cause to be done all acts necessary to implement and carry into effect the provisions and intent of this Agreement.

19.      TIME OF ESSENCE

Time shall be of the essence of this Agreement.

20.      TITLES

The titles to the respective paragraphs hereof shall not be deemed to form part of this Agreement but shall be regarded as having been used for convenience of reference only.

21.      SCHEDULES

The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were contained in the body hereof.

22.      VOID OR INVALID PROVISION

If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable shall continue in full force and effect and in no way be affected, impaired or invalidated thereby.

23.      SUCCESSORS AND ASSIGNS

This  Agreement  shall enure to the  benefit of and be binding  upon the parties
hereto  and  their  respective   successors,   assigns,   heirs,   executors  or
administrators as the case may be.

24.      APPROVALS

The Optionee and the Optionors hereby acknowledge that this Agreement shall be subject to all necessary regulatory approvals.

25.      ARBITRATION

If any question, difference or dispute shall arise between the parties or any of them in respect of any matter arising under or in connection with the subject matter of this Agreement, or in relation to the construction hereof, the same shall be determined by the award of a single arbitrator under the Commercial Arbitration Act of the Province of Ontario, and the decision of the arbitrator shall in all respects be conclusive and binding upon all the parties.

26.      ASSIGNMENT

The Optionee may at any time during the term of the Option sell, transfer or otherwise dispose of all or any portion of its interest in or its rights under this Agreement; provided that any purchaser, grantee or transferee of any such interest or rights delivers to the Optionors its agreement related to this Agreement and to the Property, containing:

         (a) a covenant by such transferee to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest or rights to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by such transferee as principal obligant; and

         (b) a provision subjecting any further sale, transfer or other disposition of such interest or rights or any portion thereof to the restrictions contained in this section;

and further provided that any shares delivered to the Optionors in connection with the exercise of the Option must be shares of the Optionee, unless otherwise agreed in writing by the Optionors.

27.      GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario.
28.      PRIOR AGREEMENTS

This Agreement contains the entire agreement between the parties in respect of the Property and supersedes all prior agreements between the parties hereto with respect to the Property, which said prior agreements shall be deemed to be null and void upon the execution hereof.

29.      EXECUTION IN COUNTERPARTS

This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document.

IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.

SIGNED and DELIVERED by                 )
FREDERICK ROSS in the presence of:      )
                                        )
BY:  /S/ GARRY WINDSOR                  )
------------------------------------    )
Name (printed)                          )
                                        )
7564 MCCLINTON DRIVE, TIMMINS, ON       )
------------------------------------    )
Address                                 )      BY:  /S/ FREDERICK ROSS
                                        )      ---------------------------------
                                        )      FREDERICK ROSS
PROSPECTOR                              )
------------------------------------    )
Occupation                              )

SIGNED and DELIVERED by                 )
GARRY WINDSOR in the presence of:       )
                                        )
BY:  /S/ FREDERICK ROSS                 )
------------------------------------    )
Name (printed)                          )
                                        )
958 PARK AVENUE, TIMMINS, ON            )
------------------------------------    )
Address                                 )      BY:  /S/ GARRY WINDSOR
                                        )      ---------------------------------
                                        )      GARRY WINDSOR
PROSPECTOR                              )
------------------------------------    )
Occupation                              )


SIGNED and DELIVERED by                 )
BRUCE DURHAM in the presence of:        )
                                        )
BY:  /S/ FREDERICK ROSS                 )
------------------------------------    )
Name (printed)                          )
                                        )
958 PARK AVENUE, TIMMINS, ON            )
------------------------------------    )
Address                                 )      BY:  /S/ BRUCE DURHAM
                                        )      ---------------------------------
                                        )      BRUCE DURHAM
PROSPECTOR                              )
------------------------------------    )
Occupation                              )


SIGNED and DELIVERED by                 )
CHARLES HARTLEY in the presence of:     )
                                        )
BY:  /S/ FREDERICK ROSS                 )
------------------------------------    )
Name (printed)                          )
                                        )
958 PARK AVENUE, TIMMINS, ON            )
------------------------------------    )
Address                                 )      BY:  /S/ CHARLES HARTLEY
                                        )      ---------------------------------
                                        )      CHARLES HARTLEY
PROSPECTOR                              )
------------------------------------    )
Occupation                              )


AMADOR GOLD CORP.                       )
                                        )
                                        )
Per: BY:  /S/ ALAN CAMPBELL             )
     -------------------------------    )
         Authorized Signatory           )
                                        )
ALAN CAMPBELL                           )
------------------------------------    )
Name                                    )
                                        )
DIRECTOR                                )
------------------------------------    )
Title

                                  SCHEDULE "A"

REFERRED TO IN THE AGREEMENT DATED FOR REFERENCE THE 7th DAY OF FEBRUARY 2007 BETWEEN FREDERICK ROSS, BRUCE DURHAM, CHARLES HARTLEY, GARRY WINDSOR AND AMADOR GOLD CORP.
--------------------------------------------------------------------------------

The Property consists of the following claims in the Porcupine Mining Division, Ontario. The following provides detailed information regarding the township, claim numbers, number of units, recording dates and the expiry dates:

---------- ---------------- ------------ ------------------- -------------------
TOWNSHIP     CLAIM NUMBER    # OF UNITS    RECORDING DATE       EXPIRY DATE
---------- ---------------- ------------ ------------------- -------------------
Horwood       P-4202902           4       November 25, 2007   November 25, 2007
---------- ---------------- ------------ ------------------- -------------------
Horwood       P-4203859           2       September 20, 2007  September 20, 2007
---------- ---------------- ------------ ------------------- -------------------
Horwood       P-4212610          16       October 17, 2008    October 17, 2008
---------- ---------------- ------------ ------------------- -------------------
Horwood       P-4212611          12       October 17, 2008    October 17, 2008
---------- ---------------- ------------ ------------------- -------------------
Horwood       P-4212614          15       October 17, 2008    October 17, 2008
---------- ---------------- ------------ ------------------- -------------------
Horwood       P-4212615          12       October 17, 2008    October 17, 2008
---------- ---------------- ------------ ------------------- -------------------

                                  APPENDIX "B"

REFERRED TO IN THE AGREEMENT DATED FOR REFERENCE THE 7th DAY OF FEBRUARY 2007 BETWEEN FREDERICK ROSS, BRUCE DURHAM, CHARLES HARTLEY, GARRY WINDSOR AND AMADOR GOLD CORP.
--------------------------------------------------------------------------------

                               NET SMELTER RETURNS

1. For all diamonds, gems and other precious and semi-precious stones ("Stone Products") mined or produced from the Property, the Optionee shall pay to the Vendor a Royalty equal to a percentage of the net sales returns ("NSAR") realized from the sale or disposition of the Stone Products.

2. For all metals, bullion or concentrates ("Other Products") mined or produced from the Property, the Optionee shall pay to the Vendor a Royalty equal to a percentage of the net smelter returns ("NSMR") realized or deemed to be realized as hereinafter provided, from the sale or disposition of the Other Products.

3. The aforementioned percentage of the NSAR and percentage of the NSMR shall be that determined in accordance with the provisions of Section 4 of the Agreement to which this Schedule B forms a part; and in the calculation of the Royalty, such percentage is applied to 100% of the NSAR or NSMR, as the case may be, regardless of dilution of the Optionee's working interest or entitlement with respect to the Agreement, the Property or the Products.

4. For the purposes of this Schedule B, the term "Products" shall be interpreted as a collective reference to Stone Products and Other Products and the term "Royalty" shall be interpreted as a collective reference to the NSAR Royalty and the NSMR Royalty.

5.       Net Sales Returns Royalty - Stone Products

         a. Net sales returns means the gross proceeds from the sale or disposition of Stone Products to an independent purchaser, after deducting therefrom the cost of Valuation, Sorting, Shipping and Insurance in connection with the Stone Products as well as any sales, excise, production, export and other duties, levies, assessments and taxes (except income taxes) payable on the production or sale of Stone Products (but not income taxes), and for the purposes hereof:

                  i. "Valuation" means the establishing of a value for each lot or group of sorted Stone Products for purposes of reference when negotiating with a potential purchaser of the same;

                  ii. "Sorting" means separation of Stone Products from waste materials and dividing them into groups according to quality, size, or other characteristics, and then the division of such groups into appropriate lots or groups for valuing and/or sale, it being acknowledged that in the case of gem quality Stone Products, a group or lot may be a single stone;

                  iii. "Shipping" means all methods of transportation or places of storage of Stone Products from the moment they leave the Property until the passing of title thereto or risks therefore (whichever is the later) to an independent purchaser, including, without limitation, any cost that may be incurred by reason of such methods or places used or any sorting or valuation facilities being situated off the Property; and

                  iv. "Insurance" means all insurance that the Optionee considers advisable to protect all or part of the Stone Products in the possession or control of the Optionee (including, without limitation, during shipping) until the passing of title thereto or risks therefore (whichever is the later) and including, without limitation, the insurance or bonding of any person who does or may come into contact with any such Stone Products at any point during the operations of the Optionee whether such person is an employee of the Optionee or otherwise.

         b. If Stone Products are sold to any entity with which the Optionee does not deal at arm's length, the Stone Products shall for the purposes hereof be deemed to have been sold at prices determined by an independent valuator chosen by the Vendor.

         c. the Optionee shall not have the right to commingle Stone Products produced from the Property with similar products produced from other properties.

6.       Net Smelter Returns Royalty - Other Products

         a. Net smelter returns means the gross proceeds from the sale or disposition of Other Products removed from the Property after deducting the costs of treatment, tolling, smelting, refining and minting of such products and all costs associated therewith such as transporting, insuring, handling, weighing, sampling, assaying and marketing, as well as all penalties, representation charges, referee's fees and expenses, import taxes and export taxes; and the term "smelter" shall mean conventional smelters as well as any other type of production plant used in lieu of a conventional smelter to reduce concentrates.

         b. If smelting, refining, treatment, assay or sampling of Other Products is performed by facilities owned or controlled by the Optionee or any of its affiliates, all charges, costs and penalties therefore to be deducted pursuant to the foregoing paragraph shall be equal to and not exceed actual costs incurred by the Optionee in carrying out such processes and shall not exceed such amounts which the Optionee would have incurred if such operations were conducted at facilities operating at arm's length to the Optionee, and which were then offering comparable services for comparable quantities and quality of Other Products.

         c. The Optionee shall have the right to commingle Other Products produced from the Property with metals, bullion or concentrates produced from other properties. Before commingling, Other Products from the Property shall be weighed, sampled, assayed, measured or gauged by the Optionee in accordance with sound mining and metallurgical practices for moisture, penalty substances and payable content. Records shall be kept by the Optionee for a reasonable time showing weights, moisture and assays of payable content. Prior to commingling, the Optionee shall give thirty (30) days notice to the Vendor specifying its decision to commingle and outlining the procedures it proposes to follow.

7.       General

         a. Royalties shall accrue at the time of sale or deemed sale, as applicable, and they shall become due and payable in cash on a calendar quarter basis, on the twentieth (20th) day of the month next following the calendar quarter in which they accrue.

         b. At the time of making each Royalty payment to the Vendor, the Optionee shall provide the Vendor with a certificate of a senior officer of the Optionee certifying as to the accuracy of the calculations of the Royalty payment and setting out the method of the calculation thereof to which shall be attached a true copy of the related smelter or sales receipt or receipts.

         c. Net sales returns and net smelter returns upon the respective Products shall be calculated exclusively as provided herein, and the Royalty computed thereon shall be determined without regard to any "hedging", "forward", "futures" or comparable sales (collectively referred to as "future trading") of such Products by or on behalf of the Optionee. The Vendor shall not be entitled to any benefit of or be subject to any loss attributable to such future trading by the Optionee.

         d. The Optionee shall cause to be kept proper books of account, records and supporting materials covering all matters relevant to the calculation of Royalties payable to the Vendor, and the reasonable verification thereof; and the Vendor shall have, from time to time, the unfettered right, during regular business hours and on reasonable notice, to carry out at its sole cost and expense an audit by established independent professionals chosen by the Vendor, of the methodology and manner of calculating all Royalty payments hereunder and the Optionee shall provide, during regular business hours and on reasonable notice, unrestricted access to its books, accounts, records, vouchers, smelter settlements, sales receipts and related documentation for this purpose. Should there be any difference in the amount of the Royalty payment or payments which are ultimately determined by the process to be in the Vendor's favour, which exceed three (3%) percent of the amount of the Royalty paid to the Vendor, then the cost of said audit, to the extent reasonable, shall be reimbursed to the Vendor by the Optionee.

         e.       Any  dispute   relating  to  the  quantum  or  methodology  of
                  calculating all Royalties payable hereunder shall be settled by arbitration pursuant to the provisions of the Agreement.

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